UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                                  Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

GAS NATURAL INC.

(Name of Registrant as Specified in Its Charter)

Richard M. Osborne,

Darryl L. Knight,

Terence S. Profughi,

Joseph M. Gorman,

Martin W. Hathy, and

Lauren Tristano

The Committee to Re-Energize Gas Natural

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with proxy materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

THE COMMITTEE TO RE-ENERGIZE GAS NATURAL

July 5, 2016

Dear Gas Natural Shareholder:

The Committee to Re-Energize Gas Natural, led by Mr. Osborne, has nominated a slate of six highly-qualified director candidates to replace the current Board of Directors at the 2016 annual meeting of shareholders. Our nominees have a proven track record of creating shareholder value, and, in particular, Mr. Osborne has done so previously at Gas Natural.

We strongly urge you to support our efforts and elect our nominees by signing, dating and returning the enclosed WHITE proxy card in the postage paid envelope provided. If you have already voted a proxy card furnished by Gas Natural, you have every right to change your votes by signing, dating and returning a later dated WHITE proxy card from the Committee or by voting in person at the annual meeting.

Your current Board of Directors wants you to believe that the man who delivered a 475% total return to shareholders from the time he first arrived on the Gas Natural Board in 2003 until his departure in 2014 is bad for business at Gas Natural. As the Committee has well documented and graphically illustrated, since Mr. Osborne was ousted in 2014:

•	Operating income has plummeted 80%.

•	Stock prices have dropped almost 43%

•	Dividends have been cut by 45%.

•	Management and director compensation has skyrocketed.

•	The Board has unilaterally amended the Company’s Code of Regulations.

•	The Board has given management severance agreements and itself indemnification agreements.

To put the foregoing in perspective, the current Board and management have destroyed the performance of the Company and paid themselves handsomely to do so, including giving themselves almost all the stock they own as compensation. After doing this, they ran out of cash to continue paying you your dividends. They shifted paying the Company’s cash—your cash—from you to them. In addition, you have suffered a 43% decline in stock price. Then, to insulate themselves from responsibility, the Board gave themselves indemnification agreements, gave management severance agreements (which gives Gregory Osborne severance simply if his contract isn’t renewed) and unilaterally amends the Company’s Code of Regulations to make it harder for shareholders to act.

The current Board cannot dispute these facts and hasn’t even tried. Instead, they attempt to scare you into voting for them by mischaracterizing certain so-called related party transactions between Gas Natural and entities owned by Richard M. Osborne and orders issued by the Public Utilities Commission of Ohio (PUCO). These issues are intertwined, so we’ll address them together and set the record straight.

THE COMMERCIAL AGREEMENTS WITH MR. OSBORNE’S COMPANIES ARE “ESSENTIAL TO THE COMPANY”

With respect to the commercial agreements between the Company and its subsidiaries and entities owned by Mr. Osborne, the following is a quote directly out of the Board’s minutes from the meeting where they adopted the procedures for approving related-party transactions:

“[T]he board members agree that these transactions have been negotiated at arms-length and are beneficial… [and] essential to the Company and must continue.”

Furthermore, while the Board has stated multiple times in various ways that these commercial arrangements “raised the concern of the [PUCO].” (emphasis in the original), the following is a quote from the PUCO order related to the complaint that the Company filed with the PUCO challenging one of these commercial arrangements:

“[W]e do not believe that terminating the Agreement is in the best interests of the parties. These two public utilities have an interest in maintaining commercial ties and we believe that it is in the best interests of OTP and Orwell and their customers that they maintain a working relationship.”

As we discussed in our previous letters to you, all of these commercial agreements were approved by a disinterested committee, and in some cases by shareholders. In fact, every one of these agreements was approved in compliance with Ohio corporate law and, the Committee believes, would comply with the Company’s current written policy for approving transactions with related parties. Furthermore, notwithstanding the Company’s misstatements to the contrary, the PUCO also determined the contract at issue before them was negotiated on an arms-length basis.

Also, while the Company is attacking these commercial arrangements and trying to imply that Mr. Osborne somehow took advantage of the Company, there are many other contracts between the Company and entities owned by Mr. Osborne that the Company is permitted to terminate, but which they haven’t terminated. Finally, on top of this all, the Company continues to enter into short-term loans with NIL Funding, an affiliate of the Company’s largest shareholder and two of the Company’s current directors, i.e., a related party.

Don’t let the Board’s duplicity on these commercial arrangements scare you into voting for them.

HERE ARE THE FACTS REGARDING THE INVESTIGATIVE AUDIT AND RELATED PUCO ORDER

The Company has also mischaracterized the June 1, 2016 PUCO order that resolved the investigative audit conducted after Mr. Osborne departed the Company:

•	Notwithstanding the Company’s continued implication to the contrary, the PUCO order never states that Mr. Osborne is personally culpable for the issues identified by the audit.

•	Current directors Gregory Osborne and Richard Greaves and current CFO James Sprague were also directors of Gas Natural during the time covered by the audit.

•	Three of the Company’s current executive officers, Gregory Osborne, Kevin J. Degenstein and Jed D. Henthorne, were also officers of Gas Natural during the time covered by the audit.

Stating that the audit covered years that Mr. Osborne was the CEO is like stating the sky is blue. On its face, the statement is not qualitative as to being a good or bad fact. Nonetheless, the Board would have you believe it fixed “the damage caused to your company under Mr. Osborne.” Perhaps the Mr. Osborne referred to in that statement is Gregory Osborne, who was a director (along with Mr. Greaves) and officer (along with Messrs. Degenstein and Henthorne) at the time covered by the audit.

The Committee also believes that it is highly coincidental that, while they claim Mr. Osborne was removed “amidst regulatory inquiries, derivative lawsuits and an unprecedented investigation…,” immediately upon his ouster in 2014, the Board gave all executive officers employment agreements with rich severance provisions and jacked up director and executive compensation. Mr. Osborne fought against high director and officer compensation during his entire tenure at Gas Natural, and as soon as he’s ousted, both skyrocket. In fact, Mr. Osborne did not even take a salary during his first couple of years as CEO during the Great Recession. Shareholders can decide for themselves the true motivation for the Board’s removing Mr. Osborne.

Nothing else discussed in the Company’s letters to you is worth rebutting. Most of the remaining statements in the Company’s correspondence, e.g., taking decisive action to become a premier natural gas utility, gaining shareholder support, and improving efficiency and morale, are unsubstantiated platitudes, or just regurgitate many of the unsubstantiated and baseless allegations made in their SEC filings and lawsuits filed against Mr. Osborne. While the Committee offers you facts about the performance of the Company since Mr. Osborne was ousted, the current Board spits unsubstantiated vitriol at Mr. Osborne. The facts speak for themselves. Since Mr. Osborne departed, among other things, operating income is down 80%, the stock price is down 43%, dividends are down 45% and executive and director compensation has soared.

You have a choice to bring positive change that could significantly impact your investment in Gas Natural. Please sign, date and mail the enclosed WHITE proxy card today.

The Committee to Re-Energize Gas Natural

Richard M. Osborne, Sr.

IMPORTANT

Your vote is important, no matter how many Shares you own. We urge you to sign, date, and return the enclosed WHITE proxy card today to vote FOR the election of our Nominees.

•	If your Shares are registered in your own name, please sign and date the enclosed WHITE proxy card and return it in the enclosed envelope today.

•	If your Shares are held in a brokerage account or bank, you are considered the beneficial owner of the Shares, and these proxy materials, together with a WHITE voting form, are being forwarded to you by your broker or bank. As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your Shares on your behalf without your instructions.

•	Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company. Even if you return the management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us. Remember, you can vote for our six Nominees only on our WHITE proxy card. So please make certain that the latest dated proxy card you return is the WHITE proxy card.

If you have any questions, require assistance in voting your WHITE proxy card,

or need additional copies of the Participants’ proxy materials,

please contact Georgeson at the phone number or email listed below.

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Call Toll-Free: (888) 219-8320

Or email ReEnergizeEgas@Georgeson.com